                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM 8-K

                                 Current Report

                     Pursuant To Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                       ----------------------------------


       Date of Report (Date of earliest event reported):  March 16, 2007

                                  TENNECO INC.
               (Exact Name of Registrant as Specified in Charter)




           Delaware                        1-12387               76-0515284
(State or other jurisdiction of          (Commission          (I.R.S. Employer
 incorporation or organization)          File Number)        Identification No.)

    500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS                    60045
       (Address of Principal Executive Offices)                   (Zip Code)


     Registrant's telephone number, including area code: (847) 482-5000



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








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ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN
OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

     On March 16, 2007, Tenneco completed the refinancing of its $831 million senior secured credit facility with a new $830 million senior secured credit facility, through an amendment and restatement of the prior facility. The transaction enhances the company's financial flexibility by replacing its previous Term B facility with an expanded revolver; extending the expiration of its revolving line of credit to March 2012; extending the maturities of its term loan facility; and enhancing covenant flexibility. The facility remains secured by substantially all of the company's domestic assets and pledges of 65 percent of the stock of certain first-tier foreign subsidiaries, as well as guarantees by the company's material domestic subsidiaries.

     The company used the initial proceeds of the refinancing to repay approximately $356 million of outstanding term loans under its prior facility and to replace the $155 million synthetic letter of credit facility and the $320 million revolving line of credit provided under its prior facility. The company expects to incur total fees and expenses of approximately $6 million in connection with the amendment and restatement, which fees and expenses will be capitalized and amortized over the term of the credit facility. In addition, the company will incur an expense of approximately $5 million, before tax, during the first quarter of 2007 related to deferred debt issuance costs remaining under the prior credit facility.

     The amended and restated senior credit facility consists of: (i) a $550 million revolving credit facility; (ii) a $150 million term loan A facility; and
(iii) a $130 million tranche B-1/letter of credit facility, which can also be used as a revolving line of credit. The revolving credit facility requires that any amounts drawn be repaid by March 2012. The tranche B-1/letter of credit facility requires that any amounts drawn be repaid by March 2014. The term loan A facility is payable in quarterly installments commencing in June 2009 that total $17 million in 2009, $51 million in 2010, $66 million in 2011 and $17 million in 2012. Initial borrowings under the amended and restated senior credit facility will bear interest at an annual rate equal to the London Interbank Offering Rate plus a margin of 150 basis points. The interest rate payable under the revolving credit facility and term loan A facility is subject to change if the company's consolidated net leverage ratio changes. The company expects this new facility will reduce its annual interest expense by more than $4 million annually.

     The amended and restated senior credit facility eliminated the fixed charge coverage ratio required by the prior facility and requires that the company maintain financial ratios equal to or better than the following consolidated net leverage ratio (consolidated net indebtedness divided by consolidated EBITDA, in each case as defined in the facility) and consolidated interest coverage ratio (consolidated EBITDA divided by consolidated cash interest paid, in each case as defined in the facility), at the end of each quarter during the period indicated:

                             Net Leverage Ratio     Interest Coverage Ratio
                               (maximum)                  (minimum)
             2007                 4.25x                      2.10x
             2008                 4.00x                      2.10x
             2009                 3.75x                      2.25x
             2010                 3.50x                      2.40x
             2011                 3.50x                      2.55x
             2012-2014            3.50x                      2.75x


     The amended and restated senior credit facility includes customary provisions that could require all amounts due thereunder to become due and payable, either automatically or at the option of the lenders, if the company fails to comply with the terms of the senior credit facility or if other customary events occur. The amended and restated senior credit facility does not contain any terms that could accelerate the payment of the facility as a result of a credit rating agency downgrade.

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     Copies of the Second Amended and Restated Credit Agreement and the related
Amended and Restated Guarantee and Collateral Agreement are filed as Exhibits
99.1 and 99.2, respectively, to this Form 8-K and are incorporated herein by reference.

     This Current Report on Form 8-K contains forward-looking statements concerning the impact on Tenneco's interest expense of the refinancing of its senior credit facility. This forward-looking statement is based on Tenneco's current level of indebtedness and changes in Tenneco's outstanding debt levels could cause actual results to differ.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.      Description
----------       -----------
99.1             Second Amended and Restated Credit Agreement, dated as of
                 March 16, 2007, among Tenneco Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto.

99.2             Guarantee and Collateral Agreement, dated as of March 16, 2007
                 (amending and restating the Guarantee and Collateral Agreement dated as of November 4, 1999, as previously amended and amended and restated), among Tenneco Inc., various of its subsidiaries and JPMorgan Chase Bank, N.A., as administrative agent.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              TENNECO INC.


Date: March 22, 2007                          By: /s/ Kenneth R. Trammell
                                                  ------------------------------
                                                       Kenneth R. Trammell
                                                   Executive Vice President and
                                                     Chief Financial Officer